Consent of independent certified public accountants

We have issued our report dated March 24, 2000 accompanying the financial statement and schedule included in the Annual Report of Stratesec, Incorporated on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of the aforementioned report in the registration statement on Form S-8.

KELLER BRUNER & COMPANY, LLP

Frederick, Maryland
March 30, 2000